This document amends and restates the free writing prospectus filed on April 6, 2018
Registration Statement No. 333-217200
Filed Pursuant to Rule 433
April 10, 2018

April 2018 BMO REX MicroSectors™ FANG+™ Index 3X Leveraged ETNs ETN Details Ticker FNGU Intraday NAV FNGUIV CUSIP 063679872 ISIN US0636798722 Expense Ratio 0.95% per annum, accrued on a daily basis Daily Financing Rate US Federal Funds Effective Rate plus 1.00% per annum, accrued on a daily basis Leverage Factor 3x Leverage Reset Frequency Daily Exchange NYSE Arca Issuer Bank of Montreal Initial Trade Date 1/22/2018 Maturity Date 1/8/2038 Index Constituents Name Weight Facebook (FB) 10% Apple (AAPL) 10% Amazon (AMZN) 10% Netflix (NFLX) 10% Google (GOOGL) 10% Alibaba (BABA) 10% Baidu (BIDU) 10% NVIDIA (NVDA) 10% Tesla (TSLA) 10% Twitter (TWTR) 10% As of 3/16/2018 ETN Overview The BMO REX MicroSectors™ FANG+™ Index 3x Leveraged ETN is linked to the performance of the NYSE FANG+™ Index. The ETN offers investors the total return of the NYSE FANG+™ Index on a daily compounded 3x leveraged basis, before taking into account fees. What is the NYSE FANG+™ Index The NYSE FANG+™ index includes 10 highly liquid stocks that represent a segment of the technology and consumer discretionary sectors consisting of highly-traded growth stocks of technology and tech-enabled companies. The index’s underlying composition is equally weighted across all stocks, providing a performance benchmark that allows for a more value-driven approach to investing. While the performance of indices weighted by market capitalization can be dominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. This document amends and restates the free writing prospectus filed on January 22, 2018 REX MicroSectors™ REX MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, BMO REX MicroSectors™ ETNs give investors precise exposure to popular niches of the market. Index Details Index Name NYSE FANG+™ Index Index Ticker NYFANGT Live Date 9/26/2017 Evaluation Frequency Quarterly Rebalance Frequency Quarterly Weighting Equal Number of Constituents 10 Hypothetical and Historical Index Performance Source: Bloomberg L.P. Data from 9/19/2014 to 3/31/2018. Past performance does not guarantee future results. The NYSE FANG+™ Index, an equal-dollar weighted index, was created by NYSE in 2017 to provide exposure to a select group of highly-traded growth stocks of technology and tech-enabled companies. The NYSE FANG+™ Index was launched on 9/26/2017. NYSE FANG™ + Index data prior to that date is hypothetical and reflects the application of the Index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. See “Use of Hypothetical Back-Tested Data” in this document. % NYSE FANG+™ Total Return Index S&P 500® Total Return Index NASDAQ Composite Total Return Index Q4 2014 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Q1 2016 Q2 2016 Q3 2016 Q4 2016 Q1 2017 Q1 2018 Q2 2017 Q3 2017 Q4 2017 80 100 120 140 160 180 200 220 240 260 280 300 As of 3/31/2018 *The NYSE FANG+™ Index was launched on 9/26/2017. NYSE FANG+™ Index data prior to that date is hypothetical and reflects the application of the Index methodology in hindsight. The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. See “Use of Hypothetical Back-Tested Data” in this document. Source: Bloomberg L.P. Current performance may be higher or lower than performance data quoted. Inception data from 9/19/2014. Returns less than one year are cumulative. Call 877.369.5412 for current monthend performance. Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page Hypothetical and Historical Performance (Total Return) YTD 1Mo 3Mo 6Mo 1Yr 2Yr Inception* NYSE FANG+™ Index 9.78% -6.93% 9.78% 18.73% 52.20% 109.95% 146.73% S&P 500® Index -0.76% -2.54% -0.76% 5.83% 13.98% 33.55% 41.30% NASDAQ Composite Index 2.59% -2.79% 2.59% 9.34% 20.85% 48.58% 61.25% FNGU Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement as amended, prospectus supplement and prospectus) with the SEC about the offering to which this free writing prospectus relates. Please read those documents and the other documents relating to this offering that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. These documents may be obtained without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured obligations of Bank of Montreal. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day or the Indicative Note Value is equal to or less than $0, you will lose all of your investment in the ETNs. Even if the Index Closing Level upon redemption is greater than the Initial Index Level, you may receive less than the principal amount of your ETNs due to the Daily Investor Fee, the Daily Financing Charge and the Redemption Fee Amount and/or the consequences of leverage. The ETNs are subject to the credit risk of Bank of Montreal. Leverage increases the sensitivity of your ETNs to changes in the level of the Index. The ETNs are not suitable for investors with longer-term investment objectives. You should regularly monitor your holdings of the ETNs to ensure that they remain consistent with your investment strategies. The ETNs are not suitable for all investors. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting leveraged investment results. Due to the effect of compounding, if the Indicative Note Value increases, any subsequent decrease of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant; the converse is also true. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage of the ETNs during any given Exchange Business Day may be greater than or less than three. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment by the Issuer of the ETNs may be less than the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of our business, hedging and trading activities, or as Calculation Agent of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. The Index has limited actual historical information. The Index Calculation Agent may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuations in the technology and consumer discretionary industries. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain adverse events. The Index uses a proprietary selection methodology, which may not select the constituent issuers in the same manner as would other index providers or market participants. Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from September 26, 2017. Any Index data shown prior to that date is hypothetical and a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptions and cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-tested information that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should not be considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index. Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs. Please see “Risk Factors” on page PS-12 of the Pricing Supplement dated April 5, 2018. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). FANG+™ is a registered trademark of ICE Data Indices, LLC (“ICE Data”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The NYSE® FANG+™ Index is a product of ICE Data, and has been licensed for use by Bank of Montreal. The notes are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”) or by ICE Data or any of its affiliates or third party licensors (collectively, “ICE Data Index Parties”). REX Index Parties and ICE Data Index Parties make no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the NYSE® FANG+™ Index to track general market performance. REX Index Parties and ICE Data Index Parties’ only relationship to Bank of Montreal, with respect to the Index, is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties and ICE Data Index Parties. The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the notes. ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of notes into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REX Index Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. Call Us 877-369-5412 Email Us us.etn@bmo.com Visit Us www.bmoetn.com Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE BMO REX MicroSectors™ FANG+™ Index 3X Leveraged ETNs FNGU